Exhibit 99.1

Landec Corporation Announces Reincorporation as a Delaware Corporation

MENLO PARK, Calif.--(BUSINESS WIRE)--November 7, 2008--Landec Corporation (Nasdaq:LNDC) today announced that effective November 6, 2008, Landec completed its reincorporation in the State of Delaware by merging into a wholly-owned Delaware subsidiary. The reincorporation was approved by the shareholders of Landec at the annual meeting of shareholders held on October 16, 2008.

In the merger, each outstanding share of Landec's common stock was converted into one share of common stock of the surviving Delaware corporation. Following the reincorporation, holders of common stock of Landec own the same number of shares of common stock in the surviving Delaware corporation as they owned prior to the reincorporation. Shareholders of Landec do not need to exchange their stock certificates for stock certificates of the Delaware corporation. The reincorporation did not result in any change in Landec's name, ticker symbol, Nasdaq Global Select Market listing, CUSIP number, business, assets, operations or liabilities. The management and Board of Directors of Landec continue as the management and Board of Directors of the Delaware corporation. The corporate headquarters of Landec will not be moved from the present site and no employees or management personnel will be relocated.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 805-967-0161